Exhibit 99.3

Piedmont Natural Gas Announces Organizational Changes

Charlotte, N.C., August 27 /PRNewswire-FirstCall/ — Thomas E. Skains, Chairman, President and CEO of Piedmont Natural Gas (NYSE: PNY) announced today several officer level organizational changes effective September 1, 2004.

June B. Moore, formerly Vice-President — Information Services, has been named to the newly created position of Vice-President — Customer Service and will report directly to Mr. Skains. In her new position, Ms. Moore will assume responsibility for all Customer Service operations in the company’s service area. This includes the company’s Customer Contact Centers, Business Office functions and processes.

David L. Trusty, formerly Vice-President — Marketing, has been named Vice-President — Corporate Communications. He replaces Stephen D. Conner who has announced his early retirement from the company. In his new capacity, Mr. Trusty will assume responsibility for the company’s Public and Media Relations, Customer and Employee Communications, and Investor Relations. Mr. Trusty will report to Mr. Kim R. Cocklin, Senior Vice-President, General Counsel and CCO of Piedmont Natural Gas.

Ranelle Q. Warfield, Vice-President — Sales, will assume the additional responsibility for Marketing as Vice-President — Sales and Marketing. These new responsibilities will include Marketing Research and Planning and Program Development. Ms. Warfield will continue reporting to Mr. Franklin H. Yoho, Senior Vice-President — Commercial Operations of Piedmont Natural Gas.

Leslie Ennis, formerly Director — Business Information Solutions, has been promoted to the position of Vice-President — Information Services. She replaces June Moore. In her new position, Ms. Ennis will report directly to Mr. David J. Dzuricky, Senior Vice President and CFO of Piedmont Natural Gas.

About Piedmont Natural Gas

Piedmont Natural Gas (NYSE: PNY) is an energy services company primarily engaged in the distribution of natural gas to 940,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Its subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage, intrastate natural gas transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.